Exhibit 99.1

BioTelemetry, Inc. Elects Laura Dietch and Tiffany Olson to its
Board of Directors

Malvern, PA - February 28, 2019 - BioTelemetry, Inc. (NASDAQ:BEAT), the leading remote medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, announced today the election of Laura Dietch and Tiffany Olson to BioTelemetry’s Board of Directors.

Ms. Dietch has more than twenty-five years of experience in the medical device industry as a Chief Executive Officer, company co-founder, director, fundraiser, inventor, and mentor. She is currently the President and Chief Executive Officer of BioTrace Medical, Inc., a commercial stage cardiovascular medical device company, which she co-founded and has led from inception. Ms. Dietch has gained extensive executive and operating experience in both private and public companies, having been a member of the senior management team in several start-up and Fortune 500 companies, including Progressive Angioplasty Systems, LuMend and Medtronic. Ms. Dietch is also an active angel investor as well as a past director and current member of Life Science Angels and has sat on that group’s Medical Devices Committee for the past ten years.

Ms. Dietch received her bachelor’s degree in biochemistry from the University of Massachusetts at Amherst and a master’s degree in Health and Medical Sciences, Human Genetics, and a Master of Business Administration from the University of California at Berkeley.

Ms. Olson is currently the president of Nuclear & Precision Health Solutions at Cardinal Health, which develops, manufactures, compounds, dispenses and delivers over ten million, time-critical, patient specific doses annually. Prior to Cardinal Health, Ms. Olson was President of NaviMed, a company focused on personalizing medicine through innovative diagnostics. She also worked for Eli Lilly and Company, where she was tasked with leading the effort to formulate the strategy to create and commercialize diagnostics and companion diagnostics. Ms. Olson also worked for Roche Diagnostics for many years, where she attained the position of President and Chief Executive Officer of Roche Diagnostics Corporation. She was the first woman to receive the Life Science Alley Luminary Award, recognizing her “rich career in medical diagnostics…exceptional reputation as a leader and her vision to drive both innovation and value for personalized medicine.” In 2013, she received the “Woman of Wellness Award” for her extraordinary contributions through her volunteer work in oncology.

Ms. Olson received her bachelor’s degree in business from the University of Minnesota and a master’s degree from St. Thomas University in Minnesota.

Joseph Capper, President and Chief Executive Officer of BioTelemetry, commented, “We could not be happier to welcome, not one, but two, exceptional industry leaders to the Board. Laura’s entrepreneurial and angel investing experience will provide the Board with valuable insight as we examine potential investments. Tiffany’s extensive management experience in medical diagnostics will provide the Board with a valuable operations perspective. Laura and Tiffany are joining our diverse and talented Board at an exciting time in BioTelemetry’s history. I look forward to collaborating with them as we continue to shape BioTelemetry’s strategy.”

About BioTelemetry

BioTelemetry, Inc. is the leading remote medical technology company focused on delivery of health information to improve quality of life and reduce cost of care.  We provide remote cardiac monitoring, remote blood glucose monitoring, centralized core lab services for clinical trials and original equipment manufacturing that serves both healthcare and clinical research customers.  More information can be found at www.gobio.com.

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
Executive Vice President, Chief Financial Officer
800-908-7103
investorrelations@biotelinc.com